EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (No. 333-59572, 333-76542 and 333-87518) and Forms S-8 (No. 333-82755, 333-73170, 333-90400 and 333-106082) of CardioGenesis Corporation of our report dated February 25, 2004, relating to the consolidated financial statements and financial statement schedule, which appears in this Form 10-K.

PricewaterhouseCoopers LLP
Orange County, California
March 10, 2004